Exhibit 99.1

Media contact:	Karen Denning, 331-332-3535
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR APPOINTS JOHN C. POPE TO BOARD OF DIRECTORS

LISLE, Ill., October 17, 2012 – Navistar International Corporation (NYSE: NAV) today announced John C. (Jack) Pope, Chairman of PFI Group, LLC, a financial management firm, has been appointed to the company’s Board of Directors. He replaces David D. Harrison, who elected to retire after serving five years as a board member.

Pope’s appointment to the board and Harrison’s retirement are effective immediately, maintaining the total number of Navistar board members at 10, nine of whom are independent. Pope will stand for election at the company’s 2013 Annual Meeting of Shareholders.

“Jack Pope is a well-respected, deeply experienced business leader, who will provide our board and management team with new insights and perspectives as we continue to implement our strategy and the necessary actions to turn the company’s performance around and drive long-term profitability and shareholder value,” said Lewis Campbell, Navistar’s chairman and chief executive officer. “I also want to thank David Harrison for his many contributions and five years of dedicated service to Navistar.”

Mr. Pope’s appointment to the Board is in addition to the recently announced appointments of Vincent J. Intrieri, Mark H. Rachesky and a third director to be designated and mutually agreed upon by Icahn Partners and MHR Fund Management.

Pope is Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities. Pope has served as a director at Waste Management, Inc. since 1997 and was non-executive chairman from 2004 to 2011. He served as chairman of the board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999. Pope was president and chief operating officer and a member of the board of directors of United Airlines and UAL Corporation until it was purchased by its employees in July 1994. He joined United Airlines and UAL Corporation in January 1988 as executive vice president, chief financial officer, and a member of the board. Prior to joining United, Pope spent 11 years with American Airlines and its parent, AMR Corporation, serving as Senior Vice President of Finance, Chief Financial Officer and Treasurer. In addition to Waste Management, Pope currently serves on the boards of Con-way, Inc., Dollar Thrifty Automotive Group, Kraft Foods Group, and R.R. Donnelley & Sons Company.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses and Navistar RV recreational vehicles. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.